Exhibit 23.1
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We consent to the incorporation by reference in this Current Report on Form 8-K/A of Continucare Corporation of our report, dated July 14, 2006, with respect to the combined balance sheets of the MDHC Companies (referred to in our report as “Miami Dade Health Centers”) as of December 31, 2005 and 2004, and the related combined statements of operations, changes in owners’ deficit and cash flows for each of the three years in the period ended December 31, 2005, included in Continucare Corporation’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on August 14, 2006.
/s/ MOORE STEPHENS LOVELACE, P.A.
Certified Public Accountants
Orlando, Florida
December 14, 2006